ARTICLES OF MERGER

CONTAINING

THE

AGREEMENT AND PLAN OF MERGER

THESE ARTICLES OF MERGER, dated as of August 2, 2006, are entered into by and between Amerimine Resources, Inc. (“AMMN)") and American Unity Investments, Inc., a Florida corporation (“AUI”), to effectuate the merger of AMMN with and into AUI (the "Merger") under Section 368(a)(2)(A) of the Internal Revenue Code of 1986. AMMN and AUI are hereinafter collectively referred to as the "Constituent Corporations." AUI is sometimes hereinafter referred to as the "Surviving Corporation." This Agreement and Plan of Merger is intended to be filed with the state of Florida as the Articles of Merger required by Section 607.1105 of the Florida Business Corporation Act (the "Act").

RECITALS

A.

AMMN owns all of the outstanding 100 shares of common stock of AUI, which is the only class outstanding (the "AUI Common Stock").

B.

AUI and AMMN have agreed that AUI and AMMN shall merge with AUI to be the Surviving Corporation. The Merger has been approved by the Boards of Directors of the Constituent Corporations on August 2, 2006. The issuance of the AUI shares of Common Stock pursuant to Section 4 hereof has also been approved by the AUI Board of Directors on August 1, 2006.

C.

In respect of AUI, AMMN, as the holder of all of the outstanding 100 shares of common stock of AUI, the only class of shares outstanding, has approved the Merger by written consent action dated August 2, 2006. The number of votes cast by AMMN as the sole shareholder of AUI was sufficient for the approval of the Merger.

D.

In respect of AMMN, the Merger did not require the approval of shareholders in accordance with Section 607.11045 of the Florida Business Corporation Act, and the conditions set forth in subsection (3) of Section 607.11045 have been satisfied.

NOW, THEREFORE, in order to prescribe (a) the terms and conditions of the Merger; (b) the method of carrying the same into effect; (c) the manner and basis of converting and exchanging the shares of AMMN Common Stock into shares of AUI Common Stock; and (d) such other details and provisions as are deemed necessary or desirable; and in consideration of the foregoing recitals and the agreements, provisions and covenants herein contained, AMMN and AUI hereby agree as follows:

1.

Effective Date.  The Merger shall become effective upon the filing of a copy of these Articles of Merger with the Department of State of Florida.  The date and time on which the Merger becomes effective is hereinafter referred to as the "Effective Date."

2.

Merger.  At the Effective Date, AMMN shall merge with and into AUI with AUI being the Surviving Corporation and the separate corporate existence of AMMN shall cease.  The corporate identity, existence, purposes, franchises, powers, rights and immunities of AMMN at the Effective Date shall be merged into AUI which shall be fully vested therewith. AUI shall be subject to all of the debts and liabilities of AMMN as if AUI had itself incurred them and all rights of creditors and all liens upon the property of each of the Constituent Corporations shall be preserved unimpaired, provided that such liens, if any, upon the property of AUI shall be limited to the property affected thereby immediately prior to the Effective Date.

3.

Articles of Incorporation.  At the Effective Date, the Articles of Incorporation of AUI shall be the Articles of Incorporation of the Surviving Corporation, with one amendment, being to wit the addition of Article XIV, Effect of Section 607.11045, which shall read in its entirety as follows: “In accordance with Section 607.11045 of the Florida Business Corporation Act,  any act or transaction by or involving the corporation which requires for its adoption under the Florida Business Corporation Act or these Articles of Incorporation the approval of the shareholders of the corporation must also  be approved by the shareholders of the corporation, or any successor by merger, by the same vote as required by the Florida Business Corporation Act or these Articles of Incorporation.”

4.

Effect of Merger on Outstanding Shares, Options and Warrants.  At the Effective Date, each share or fractional share of AMMN Common Stock issued and outstanding immediately prior to the Effective Date of the Merger shall be converted into one share or an equal fraction of a share having the same designations, rights, powers and preferences, and qualifications, limitations and restrictions thereof unaffected by the Merger. At the Effective Date, each issued and outstanding share of AUI Common Stock shall be cancelled.

5.

Other Provisions.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. These Articles of Merger may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument, but all of such counterparts together shall constitute but one agreement.  Each party to this Agreement shall from time to time upon the request of any other party, execute and deliver and file and record all such documents and instruments and take all such other action as such corporation may request in order to vest or evidence the vesting in AUI of title to and possession of all rights, properties, assets and business of AMMN to the extent provided herein, or otherwise to carry out the full intent and purpose of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused these Articles of Merger to be executed on behalf of the parties hereto as of the day and year first above written.

AMERIMINE RESOURCES, INC.

 AMERICAN UNITY INVESTMENTS, INC.

By:

By:

Lin Bi

Lin Bi

Chief Financial Officer

President and Chief Financial Officer

President

President

 As the Secretary of Amerimine Resources, Inc. I certify that the Plan of Merger has been adopted pursuant to Section 607.11045 of the Florida Business Corporation Act and further certify that the conditions set forth in subsection (3) of Section 607.11045 have been satisfied.

AMERIMINE RESOURCES, INC.

By:

Lin  Bi, Secretary

As the Secretary of American Unity Investments, Inc. I certify that the Plan of Merger has been adopted pursuant to Section 607.11045 of the Florida Business Corporation Act and further certify that the conditions set forth in subsection (3) of Section 607.11045 have been satisfied.

AMERICAN UNITY INVESTMENTS, INC.

By:

Lin Bi, Secretary